Exhibit 99.1

JPMorganChase

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Elects Crandall C. Bowles To Board Of Directors

New York, November 15, 2006 - JPMorgan Chase & Co. (NYSE: JPM) today announced that it elected Crandall C. Bowles to its Board of Directors. Mrs. Bowles is Chairman and Chief Executive Officer of Springs Global US, Inc. She will serve on two board committees at JPMorgan Chase: Audit and Public Responsibility.

Jamie Dimon, President and Chief Executive Officer of JPMorgan Chase, said, "I am very pleased that Crandall Bowles is joining our Board of Directors. Crandall is an accomplished leader and executive, with a wealth of knowledge and experience that will serve our firm well. I look forward to working with her."

Mrs. Bowles led Springs Industries, Inc., North America's leading home furnishings company, as Chairman and CEO from 1998 to 2006, and has been a member of its board since 1978. Following a business spin-off and merger early in 2006, she serves as chairman of Springs Industries and co-chairman and co-CEO of Springs Global. Privately held Springs Global is the world's largest manufacturer and marketer of textile home furnishings and has revenue of approximately $2 billion annually. She is a member of the board of directors of Deere & Company. She also serves on the boards of the African Wildlife Foundation, Inc. and the Maya Angelou Research Center on Minority Health. She is a member of The Business Council, The Business Roundtable, and the Committee of 200.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.3 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.

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